Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K/A of Helix TCS, Inc., filed with the United States Securities and Exchange Commission on November 8, 2017, of our report dated November 8, 2017 with respect to our audit of the financial statements of Security Grade Protective Services, LTD as of December 31, 2016 and 2015, which report appears in this Form 8-K/A.

/s/ BF Borgers CPA PC

BF Borgers CPA PC
Lakewood, CO
November 8, 2017